Sub-Item 77Q2

Nuveen Municipal Market Opportunity
Fund, Inc.
811-06040

Based on a review of the SEC Forms 3, 4
and 5 furnished
to the Fund, the Fund believes that all
Section 16(a)
filing requirements applicable to the
Fund's officers
and directors, investment adviser and
affiliated
persons of the investment adviser were
complied with,
except that Form 4 representing changes
 in beneficial
ownership on behalf of the directors and officers was filed late on April 22, 2003 on behalf of

Judith M. Stockdale, Director.

There are no greater than ten-percent
shareholders of the Fund.